UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 12, 2017

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 737-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 4, 2017, Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2018. NSP-Wisconsin requested an overall increase in annual electric rates of $24.7 million, or 3.6 percent, and an increase in natural gas rates of $12.0 million, or 10.1 percent.

The rate filing is based on a 2018 forecast test year, a return on equity (ROE) of 10.0 percent, an equity ratio of 52.53 percent and a forecasted average net investment rate base of approximately $1.2 billion for the electric utility and $138.4 million for the natural gas utility.

The requested increase in electric rates is necessary to support continued investments in electric generation, transmission and distribution facilities and to align forecast revenues with forecast sales.  The requested increase in natural gas rates is necessary to support continued investments in natural gas distribution facilities and ongoing environmental remediation in Ashland, Wis.

On Sept. 12, 2017, the PSCW Staff and the intervenors filed their direct testimony. The PSCW Staff recommended an electric rate increase of $10.9 million, or 1.6 percent, and a natural gas rate increase of $9.9 million, or 8.3 percent, based on a ROE of 9.8 percent and an equity ratio of 51.45 percent. Intervenors limited their comments on revenue requirements to ROE and capital structure focusing the majority of their testimony on cost of service and rate design. The major components of the PSCW Staff recommendation are summarized below:

(Millions of Dollars)	PSCW Staff Recommendation
NSP-Wisconsin's filed electric rate request (a)	$24.7
Capital investment timing	(5.0)
ROE & other capital structure adjustments	(4.4)
Generation and transmission expenses (excluding fuel and purchased power) (b)	(1.0)
Operating and maintenance (O&M) expenses	(2.1)
Reduced fuel and purchased power expenses	(1.3)
PSCW Staff recommended electric rate increase	$10.9
(a) The total rate request is comprised of a $33.0 million non-fuel increase, offset by an $8.3 million decrease in fuel and purchased power expenses, which are recovered through base rates.
(b) Includes Interchange Agreement billings. The Interchange Agreement is a Federal Energy Regulatory Commission tariff under which NSP-Wisconsin and its affiliate, Northern States Power Company, a Minnesota corporation, own and operate a single integrated electric generation and transmission system and both companies pay a pro-rata share of system capital and operating costs. For financial reporting purposes, these expenses are included in O&M.

(Millions of Dollars)	PSCW Staff Recommendation
NSP-Wisconsin's filed natural gas rate request	$12.0
Capital investment timing	(0.6)
ROE & other capital structure adjustments	(0.5)
O&M expenses	(0.6)
Sales forecast	(0.4)
PSCW Staff recommended natural gas rate increase	$9.9

Key dates in the procedural schedule are as follows:

•	Rebuttal Testimony — Sept. 26, 2017;

•	Sur-Rebuttal Testimony — Oct. 3, 2017;

•	Technical Hearing — Oct. 5, 2017;

•	Initial Brief — Oct. 19, 2017; and

•	Reply Brief — Oct. 26, 2017.

A PSCW decision is anticipated in December 2017 with new rates effective in January 2018.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the anticipated timing of the PSCW’s decision, rate increases, impact on customers, and other statements identified in this document by words such as “may,” “believe,” “expect,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and NSP-Wisconsin’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 15, 2017	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer